Exhibit 23.2

Consent of Independent Public Accountant

We consent to the incorporation by reference in this Registration Statement of Sears, Roebuck and Co. on Form S-8 of our report, dated June 3, 2002, appearing in the Annual Report on Form 11-K of Lands' End, Inc. Retirement Plan as of and for the year ended December 31, 2001.

/s/McGladrey & Pullen, LLP
MCGLADREY & PULLEN, LLP

Madison, Wisconsin
December 20, 2002